EXHIBIT 10.1
          AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 3, 2005 (the “Effective Date”) by and between WebMD Corporation, a Delaware corporation (the “Company”), and Martin J. Wygod (“Executive”).
          WHEREAS, the Company and the Executive are party to an Employment Agreement dated October 8, 2001 (the “Original Employment Agreement”), and the Company and the Executive desire to amend and restate the Original Employment Agreement on the terms hereinafter set forth which include the extension of the Employment Period (as hereinafter defined);
          WHEREAS, the Company acknowledges that WebMD Health Holdings, Inc., a Delaware corporation and a subsidiary of the Company (“WebMD Health”), has filed a Form S-1 registration statement that contemplates an initial public offering of the securities of WebMD Health pursuant to the Securities Act of 1933, as amended (“1933 Act”);
          NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:
          1. Employment. (a) The Company hereby continues to employ Executive as the Chairman of the Board of Directors of the Company and Executive hereby accepts such continued employment with the Company. Executive shall report to, and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates, collectively, “Affiliates”) commensurate with such position as may be designated from time to time by, the Board of Directors of the Company (the “Board”), and not a committee thereof. During the Employment Period, the Company shall, subject to its fiduciary duties, use its best efforts to include Executive in management’s nominees for election, and recommend the election of Executive, as a member of the Board and to appoint him to serve on the Executive Committee of the Board (if any).
          (b) Executive shall also serve as the Chairman of the Board of Directors of WebMD Health (the “WebMD Health Board”). In such capacity, Executive shall report to, and perform such duties and services for WebMD Health and its subsidiaries commensurate with such position as may be designated from time to time by, the WebMD Health Board, and not a committee thereof. During the Employment Period, WebMD Health shall, subject to its fiduciary duties, use its best efforts to include Executive in management’s nominees for election, and recommend the election of Executive, as a member of the WebMD Health Board and to appoint him to serve on the Executive Committee of the WebMD Health Board (if any).
          (c) Executive shall use his best efforts to promote the interests of the Company and its Affiliates. Executive shall have flexibility in determining his work schedule, and shall not be required to work a fixed number of hours during any particular day, week or month. Executive may render his services from his home or any other convenient location from which he can maintain communication with the Company. During the Employment Period, Executive shall not be required to move from his current residence and any travel shall be at Executive’s reasonable discretion. Subject to Section 6 and Executive’s affirmative obligations to render services under this Agreement, it is understood that Executive’s employment hereunder does not preclude him from (i) being engaged in other business activities, (ii) serving in any capacity with any civic, educational or charitable organization, or any trade association or (iii) serving on the board of directors of any corporation.
          2. Compensation and Benefits.
          2.1 Salary. The Company shall pay Executive for services during the Employment Period a base salary at the annual rate of $1.26 million; provided, however, that upon consummation of the Offering (as defined below), the base salary shall be reduced to $975,000 per annum. Executive’s base salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions. In addition, Executive’s base salary may be increased (but not decreased) in the discretion of the Board or the Compensation Committee of the Board. For purposes of this Agreement, the “Offering” shall occur when a portion of the securities of WebMD Health are registered pursuant to the 1933 Act and are first publicly traded.
          2.2 WebMD Health Equity. (a) In the event of the consummation of the Offering, WebMD Health shall recommend to the Compensation Committee of the WebMD Health Board (the “WebMD Health Compensation Committee”) that Executive be granted a nonqualified option (the “WebMD Health Stock Option”) to purchase 400,000 shares of WebMD Health’s common stock. The WebMD Health Stock Option grant assumes a capitalization of 100 million shares of WebMD Health outstanding (on a fully diluted basis) upon the consummation of the Offering. The number of shares corresponding to the WebMD Health Stock Option shall be adjusted proportionately upward or downward in the event the capitalization of WebMD Health, upon the consummation of the Offering, is greater or less than the 100 million shares assumed above. The WebMD Health Stock Option shall be at an exercise price equal to the fair market value of WebMD Health’s common stock (as determined by the WebMD Health Compensation Committee) on the date on which the Offering is consummated (the “Offering Effective Date”) determined in the same manner and at the same price as options granted to other senior executives of WebMD Health. The WebMD Health Stock Option shall be granted pursuant to the terms of a stock option plan and a stock option agreement (the “WebMD Health Stock Option Agreement”) to be entered into between Executive and WebMD Health, which agreement shall be in substantially the same form provided by WebMD Health to its employees generally. The WebMD Health Stock Option shall vest and become exercisable, subject to Executive’s continued engagement with WebMD Health on such dates (except as otherwise provided in Sections 4 and 5 below) in accordance with the following schedule: 25% shall vest on the first anniversary of the Offering Effective Date and 25% shall vest on each of the subsequent three anniversaries of the Offering Effective Date.
          (b) In the event of the consummation of the Offering, WebMD Health shall recommend to the WebMD Health Compensation Committee that Executive be granted 100,000 shares of restricted stock of WebMD Health on the Offering Effective Date (the “WebMD Health Restricted Stock”), subject to proportionate adjustment in the number of shares of WebMD Health Restricted Stock as provided in Section 2.2(a) above. The WebMD Health Restricted Stock shall vest and the restrictions thereon shall lapse in equal annual installments over four years, commencing on the first anniversary of the date of grant subject to Executive’s continued employment on the applicable dates except as otherwise provided in Sections 4 and 5 below. The WebMD Health Restricted Stock shall be subject to the terms of a stock plan and a restricted stock agreement (the “WebMD Health Restricted Stock Agreement”) to be entered into between Executive and WebMD Health, which agreement shall be in substantially the same form provided by WebMD Health to its employees generally.
          (c) Executive understands and acknowledges that, while WebMD Health is working diligently towards consummation of the Offering, there can be no assurance that the Offering will occur. If the Offering does not occur, WebMD Health shall have no obligation under this Section 2.2.
          2.3 Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other senior officers of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.
          2.4 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder.
          2.5 Car Allowance. During the Employment Period, the Company shall provide Executive with a car allowance in accordance with Company policy.
          2.6 Use of Aircraft. During the Employment Period and the Consulting Period (as defined below), the Company shall provide Executive with the use of a corporate aircraft selected by Executive for business purposes. Executive shall also have the right to use such aircraft for personal reasons, provided that Executive shall reimburse the Company for any incremental out-of-pocket costs (e.g., fuel and catering) (computed on an hourly basis) the Company incurs as a result of Executive’s personal use of such aircraft.
          2.7 Vacation. Executive shall be entitled to paid vacation time in amounts commensurate with his position with the Company. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company and WebMD Health.
          3. Employment Period. Executive’s employment under this Agreement shall commence as of the Effective Date, and shall terminate on the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 or renewed pursuant to this Section 3 (the “Employment Period”). Unless written notice of either party’s desire to terminate the Employment Period has been given to the other party prior to the expiration of the Employment Period (or any one-month renewal thereof contemplated by this sentence), the Employment Period shall be automatically renewed for successive one-month periods.
          4. Change in Control. (a) In the event that a Company Change in Control (as defined below) occurs during the Employment Period, all of Executive’s options to purchase shares of the Company’s common stock (or any Affiliate’s common stock) or any other form of equity compensation (in the Company or one of its Affiliates) granted to Executive and held as of the date on which the Company Change in Control occurs (collectively, the “Outstanding Equity”) shall become fully vested and exercisable (or equivalent feature of another form of equity compensation) on the date on which such Company Change in Control occurs and if his employment terminates for any reason other than Cause (as defined below), such equity will remain outstanding (or equivalent) until the expiration of its original term (e.g., the tenth anniversary of the applicable date of grant of an option). For purposes of this Agreement and for the avoidance of doubt, in the event of a public offering, split-off, spin-off or other divestiture of WebMD Health that results in WebMD Health no longer being a subsidiary or affiliate of the Company (including, without limitation, a public offering, split-off, spin-off or other divestiture of WebMD Health that occurs subsequent to a Company Change in Control but is otherwise connected to or contemplated by such Company Change in Control), “Outstanding Equity” shall not include the WebMD Health Stock Option or the WebMD Health Restricted Stock.
          (b) For purposes of this Agreement, a “Company Change in Control” shall be deemed to have occurred:
    (i) when any “person”, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group”, as defined in Section 13(d) and 14(d) thereof (but excluding the Company (and any successor to the Company in a transaction which did not result in a Company Change in Control), any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee)) directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of its then outstanding securities;
    (ii) when, at any time during the Employment Period, the individuals who constitute the Board on the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that a director who was not a director at the Effective Date shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least a majority of the directors of the Company who then qualified as Incumbent Directors, either actually (because they were directors on the Effective Date) or by prior operation of this clause (ii);
    (iii) when there is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
    (iv) when there is a sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the outstanding securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or
    (v) when the Company adopts a plan of complete liquidation.
          (c) In the event that a WebMD Health Change in Control (as defined below) occurs during the Employment Period, all of Executive’s options to purchase shares of WebMD Health common stock (or any common stock of any subsidiary of WebMD Health) or any other form of equity compensation in WebMD Health or one of its subsidiaries (including, without limitation, the WebMD Health Stock Option and the WebMD Health Restricted Stock) granted to Executive and held as of the date on which the WebMD Health Change in Control occurs (collectively, the “WebMD Health Outstanding Equity”) shall become fully vested and exercisable (or equivalent feature of another form of equity compensation) on the date on which such WebMD Health Change in Control occurs and if his employment terminates for any reason other than Cause, such equity will remain outstanding (or equivalent) until the expiration of its original term (e.g., the tenth anniversary of the applicable date of grant of an option).
          (d) For purposes of this Agreement, a “WebMD Health Change in Control” shall be deemed to have occurred:
    (i) when any “person”, as defined in Section 3(a)(9) of the Securities Exchange Act, and as used in Sections 13(d) and 14(d) thereof, including a “group”, as defined in Section 13(d) and 14(d) thereof (but excluding WebMD Health (and any successor to WebMD Health in a transaction which did not result in a Change in Control), any subsidiary or parent of WebMD Health and any employee benefit plan sponsored or maintained by WebMD Health or any subsidiary or parent of WebMD Health (including any trustee of such plan acting as trustee)) directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of WebMD Health representing more than 50% of the combined voting power of its then outstanding securities;
    (ii) when, at any time during the Employment Period, the individuals who constitute the WebMD Health Board on the Offering Effective Date (the “WebMD Health Incumbent Directors”) cease for any reason to constitute at least a majority thereof;

provided, however, that a director who was not a director at the Offering Effective Date shall be deemed to be a WebMD Health Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least a majority of the directors of WebMD Health who then qualified as WebMD Health Incumbent Directors, either actually (because they were directors on the Offering Effective Date) or by prior operation of this clause (ii);
     (iii) when there is consummated a merger or consolidation of WebMD Health with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of WebMD Health outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of WebMD Health or any subsidiary or parent of WebMD Health, more than 50% of the combined voting power of the securities of WebMD Health or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of WebMD Health (or similar transaction) in which no person becomes the beneficial owner, directly or indirectly, of securities of WebMD Health representing more than 50% of the combined voting power of WebMD Health’s then outstanding securities;
    (iv) when there is a sale or disposition of all or substantially all of WebMD Health’s assets, other than a sale or disposition by WebMD Health of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the outstanding securities of which are owned by stockholders of WebMD Health in substantially the same proportions as their ownership of WebMD Health immediately prior to such sale; or
    (v) when WebMD Health adopts a plan of complete liquidation.
          (e) For the purposes of this Agreement and for the avoidance of doubt, no public offering or any split-off, spin-off or other divesture of WebMD Health by the Company shall constitute a WebMD Health Change in Control for purposes of this Agreement.

          5. Termination of Employment; Consulting Arrangement.5.1 Termination by the Company for Cause. The Employment Period may be terminated at any time by the Company for Cause. Upon such a termination, the Company and its Affiliates (including, without limitation, WebMD Health) shall have no obligation to Executive pursuant to this Agreement other than the payment of Executive’s earned and unpaid base salary and accrued benefits to the effective date of such termination. For purposes of this Agreement, the term “Cause” shall mean a final, non-appealable court adjudication in a civil or criminal proceeding that Executive has during his employment hereunder committed a fraud or felony directed against the Company or one of its Affiliates (including, without limitation, WebMD Health) relating to or adversely affecting his employment or materially breached any of the material terms of this Agreement, including, without limitation, Section 6 hereof.
          5.2 Death and Disability. The Employment Period may be deemed terminated by the Company upon the death of Executive or Executive becoming Disabled (as defined below), and the Company shall have the following obligations to Executive or Executive’s estate (but the Company and its Affiliates (including without limitation, WebMD Health) shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement): (i) a continuation of his base salary (at the rate in effect at the time of such termination) for a period (the “Applicable Period”) commencing on the date of termination and ending on the later of the second anniversary of the date of termination and the fifth anniversary of the Effective Date (or such later date to which the Employment Period had been extended), payable in accordance with the second sentence of Section 2.1, provided that the base salary for the first six months of the Applicable Period shall be paid to Executive in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (except to the extent any future guidance issued by the Internal Revenue Service (the “IRS”) under Section 409A does not subject such base salary payments to Section 409A), (ii) a continuation of the benefits to which Executive is entitled pursuant to the Welfare Plans (as defined below) for the Applicable Period, provided that Executive shall (except to the extent any future guidance issued by the IRS under Section 409A does not subject the payment of such premiums by the Company to Section 409A) pay the amount of the employer portion of the applicable premiums for the first six months of the Applicable Period in accordance with the requirements of Section 409A, which amount will be reimbursed to him in a lump sum at the end of such six-month period and (iii) all of the Outstanding Equity shall be fully vested and exercisable (or equivalent feature of another form of equity compensation) as of the date on which the Employment Period terminates, and shall remain exercisable (or equivalent) as if Executive remained in the employ of the Company during the Applicable Period (or longer if such plan or agreement expressly provides) or, if applicable, as provided in Section 4(a) or 4(c); provided, however, that the continuation of such salary, welfare benefits and option exercisability (or equivalent) shall end on the occurrence of any circumstance or event that would constitute Cause, including, without limitation, a material breach of the covenants contained in Section 6 below; and provided further, however, that Executive’s eligibility to continue to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. With respect to any continuation of Executive’s insurance coverage under this Section 5.2, the Company may require Executive to elect “COBRA”, and, in such case, the Company will, subject to the proviso to the sentence above, pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA. For purposes of this Agreement, Executive shall be “Disabled” if Executive becomes ill or injured (including as a result of mental illness) so as to be unable to substantially perform the duties of his position as determined by a physician selected by Executive and reasonably acceptable to the Company.
          5.3 Termination by the Company Without Cause; Consulting Arrangement
          (a) The Employment Period may be terminated at any time by the Company without Cause. If the Company terminates the Employment Period without Cause, the Company shall engage Executive as a consultant to the Company and Executive will be reasonably available to assist and cooperate with the Company for a period (the “Consulting Period”) commencing on the date of termination and ending on the later of (x) the second anniversary of the date of termination and (y) the fifth anniversary of the Effective Date (or such later date to which the Employment Period had been extended). The Company shall have the following obligations to Executive during the Consulting Period (but excluding any other obligation to Executive pursuant to this Agreement): (i) a continuation of his base salary at the annual rate in effect at the time of such termination, payable in accordance with the second sentence of Section 2.1, provided that the base salary for the first six months of the Consulting Period shall be paid to Executive in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A (except to the extent any future guidance issued by the IRS under Section 409A does not subject such base salary payments to Section 409A), (ii) Executive and his dependents shall be eligible to continue to participate during the Consulting Period on the same terms and conditions that would have applied had Executive remained in the employ of the Company during the Consulting Period in all health, medical, dental and other welfare plans provided to Executive pursuant to Section 2.3 at the time of such termination and which are provided by the Company to its employees following the date of termination (“Welfare Plans”), provided that Executive shall (except to the extent any future guidance issued by the IRS under Section 409A does not subject the payment of such premiums by the Company to Section 409A) pay the amount of the employer portion of the applicable premiums for the first six months of the Consulting Period in accordance with the requirements of Section 409A, which amount will be reimbursed to him in a lump sum at the end of such six-month period (iii) the Outstanding Equity shall be fully vested and exercisable (or equivalent feature of another form of equity compensation) as of the date on which the Employment Period terminates, and shall remain exercisable (or equivalent) as if Executive remained in the employ of the Company during the Consulting Period (or longer if such plan or agreement expressly provides) or, if applicable, as set forth in Section 4(a) or 4(c); provided, however, that the continuation of such salary, welfare benefits and option exercisability (or equivalent) shall end on the occurrence of any circumstance or event that would constitute Cause, including, without limitation, a material breach of the covenants contained in Section 6 below; provided further, however, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein. With respect to any continuation of Executive’s insurance coverage under this Section 5.3(a), the Company may require Executive to elect “COBRA”, and, in such case, the Company will, subject to the proviso to the sentence above, pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA. Anything to the contrary herein notwithstanding in Section 5.2 or this Section 5.3, the Company shall have no obligation to continue to maintain any Welfare Plan solely as a result of the provisions of this Agreement.
          (b) If, following Executive’s termination at any time by the Company without Cause as described in this Section 5.3, Executive remains in service with WebMD Health, Executive shall not receive any salary described in Section 2.2 from WebMD Health.
          (c) Executive will provide such consulting services at mutually agreeable times and locations and shall be indemnified and held harmless for any liability incurred as a result of any and all acts performed in such capacity. During the Consulting Period, Executive shall act as an independent contractor and shall not be an agent of the Company. He shall be responsible for the payment of taxes and the Company shall not withhold any amounts in satisfaction of such taxes, unless required to do so by law. During the Consulting Period, the Company will reimburse Executive, upon submission of documentation in accordance with the Company’s regular expense policies as may be in effect from time to time, for reasonable, pre-approved business expenses incurred on the Company’s behalf by him.
          5.4 Termination by Executive for Good Reason. (a) The Employment Period may be terminated at any time by Executive for Good Reason (as defined below). If Executive terminates the Employment Period for Good Reason, the Company shall engage Executive as a consultant to the Company and Executive shall be entitled to the same payments and benefits as if set forth in Section 5.3 above. If, following termination by Executive for Good Reason as described in this Section 5.4, Executive remains in service with WebMD Health, Executive shall not receive any salary described in Section 2.2 from WebMD Health.
          (b) For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events: (i) the Company materially reduces Executive’s title or responsibilities, as set forth in Section 1(a), which reduction remains in effect after 30 days after written notice from Executive; (ii) a final, non-appealable court adjudication in a civil or criminal proceeding that the Company materially breached any material provision of this Agreement relating to the obligations of the Company; (iii) failure to serve on the Board or Executive Committee of the Board; or (iv) the occurrence of a Company Change in Control.
          5.5 Termination by Executive for WebMD Health Good Reason. If Executive terminates his engagement with WebMD Health for WebMD Health Good Reason (as defined below), that portion of the Outstanding Equity that relates to equity securities of WebMD Health (including without limitation, the WebMD Health Stock Option and the WebMD Health Restricted Stock) shall be fully vested and exercisable (or equivalent feature of another form of equity compensation) as of the date on which such engagement terminates, and shall remain exercisable (or equivalent) as if Executive remained in the service of the Company during the Applicable Period (or longer if such plan or agreement expressly provides) or, if applicable, as set forth in Section 4(a) or 4(c); provided, however, that the continuation of such option exercisability (or equivalent) shall end on the occurrence of any circumstance or event that would constitute Cause, including, without limitation, a material breach of the covenants contained in Section 6 below. For purposes of this Section 5.5, “WebMD Health Good Reason” shall exist if WebMD Health materially reduces Executive’s title or responsibilities as Chairman of the Board of WebMD Health, which reduction remains in effect after 30 days after written notice of Executive.
          5.6 Resignation by Executive Without Good Reason. Executive may resign from any of his positions hereunder with the Company or WebMD Health, as applicable, at any time or otherwise terminate the Employment Period at any time without Good Reason or WebMD Health Good Reason, as applicable. Upon such a resignation or event, the Company or WebMD Health, as applicable, shall have no obligation to Executive pursuant to this Agreement other than, in the case of the Company, the payment of Executive’s earned and unpaid base salary and accrued benefits to the effective date of such termination, as set forth in Section 4(a) and 4(c) (if applicable), and benefits under any other plans that by their terms survive termination of employment. If, following the resignation by Executive without Good Reason from the Company as described in this Section 5.6, Executive remains in service with WebMD Health, Executive shall not receive any salary described in Section 2.2 from WebMD Health.
          5.7 Indemnification. Notwithstanding any termination of Executive’s employment with the Company or this Agreement for any reason, any indemnification arrangements with or on behalf of the Executive will remain in full force and effect.
          6. Covenants of Executive.
          (a) Noncompete. The Company is currently engaged in the following businesses: (i) development or provision of an Internet-based healthcare electronic commerce network that links physicians, payers, suppliers or patients, (ii) facilitating or processing administrative or clinical healthcare transactions, (iii) clinical and administrative healthcare related electronic commerce business, (iv) development or provision of physician practice management information systems or other healthcare software systems relating to administrative and clinical functions, to physicians, practice associations, management service organizations, physician practice management organizations or other providers of healthcare services and (v) developing, selling or providing a consumer or physician Internet healthcare portal or interactive online personal health management products (collectively, the “Business”). Executive agrees that during his employment with the Company and through the second (2nd) anniversary of the date of termination of Executive’s employment (not the termination of the Consulting Period) for any reason (the “Restrictive Period”), without the prior written consent of the Company, Executive shall not Compete (as defined below) with the Business of the Company, except as otherwise permitted under this Section 6. For purposes of this Agreement, “Compete” shall mean: (i) within the Territory (as defined below), to engage in a business or business activities that are either (A) substantially similar to, or (B) competitive with, the Business, in each case as engaged in by the Company on the date of termination of Executive’s employment or as contemplated by the business plan of the Company (so long as substantial steps had been taken to implement such business plan prior to such termination date) (collectively, a “Competitive Business”); (ii) to assist any person or entity (whether in a managerial, financial, employment, advisory or other capacity or as a stockholder or owner, except as set forth in clause (iii) below) to engage in a Competitive Business; or (iii) to own any interest in or to organize a corporation, partnership or other business or organization which engages in a Competitive Business;

provided, however, that nothing in clause (iii) above shall prohibit Executive from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Business; or less than five percent (5%) of the outstanding securities of any corporation, partnership or other business or organization, whether or not publicly traded, which competes directly or indirectly with the Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in activities for such competing company; provided further that this provision shall not apply in the event the Company or the Company’s direct or indirect subsidiaries or any person deriving title to the goodwill of the Business of the Company being acquired or shares of the Company being acquired ceases to carry on a business comparable to the Business (including anticipated changes in and expansions of the Business which are implemented or substantial steps are taken to implement prior to the termination date) within the Territory; provided further that this provision shall not prevent or impair Executive from performing usual investment banking services for a person or entity engaged in a Competitive Business if such services do not materially relate to or involve such Competitive Business; provided, further, that the term Business shall not include any business of an acquiror of the Company or successor to the Company in a Change in Control that is unrelated to the Business as it existed immediately prior to the Change in Control (unless the Executive consents in writing to such expansion of the definition of Business).
          “Territory” shall mean (a) the area within a 100 mile radius of that office of the Company from which Executive performed the majority of his services during the one-year period ending on his termination of employment with the Company, (b) the state in which Executive is resident on the termination date, and (c) any other state in the United States in which the Company and its Affiliates develop, distribute or provide their business services or products as of the termination date.
          (b) Confidentiality. Executive acknowledges that in the course of his employment with the Company, he has had and will continue to have access to and will learn information that is proprietary to, or confidential to the Company and that concerns the Business including the operation, methodology and plans of the Company and its Affiliates, including without limitation, business strategy and plans, financial information, trade secrets, market information developments, information regarding acquisition and other strategic partner candidates and customer information (collectively, “Proprietary Information”). Executive agrees that at all times during his employment and thereafter, he will keep such Proprietary Information confidential and will not disclose directly or indirectly any such Proprietary Information to any third party and will not misuse, misappropriate or exploit such Proprietary Information in any way except as required by law or regulatory body. Upon the termination of his employment, Executive shall immediately return to the Company all copies of Proprietary Information in his possession (except his Rolodex).
          (c) Nonsolication. During the period beginning on the Effective Date and ending upon the expiration of the Restrictive Period, Executive shall not directly or indirectly without the express written approval of the Board, solicit any customer, or any person or entity who is reasonably expected to become a customer of the Company or any of its Affiliates for any commercial pursuit which is a Competitive Business. During the period beginning on the

Effective Date and ending upon the expiration of the Restrictive Period, Executive shall not directly or indirectly solicit or induce, or attempt to induce, any employees, agents, or consultants of the Company or its Affiliates to leave the employ of the Company or its Affiliates or to do anything from which Executive is restricted by reason of this Agreement, nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company or its Affiliates.
          (d) Construction. Executive hereby expressly acknowledges and agrees as follows:
          (i) the covenants set forth in this Section 6 are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company; and
          (ii) In the event that any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Section 6 and the provision shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions have been challenged had been more narrowly drafted so as not to be invalid or unenforceable.
          (e) Enforcement; Remedies. Executive covenants, agrees and recognizes that because the breach of the covenants, or any of them, contained in Section 6 hereof may result in immediate and irreparable injury to the Company, the Company shall be entitled to seek an injunction restraining Executive from any violation of Section 6 to the fullest extent allowed by law. Executive further covenants and agrees that in the event of a material breach of any of the respective covenants and agreements contained in this Section 6, the period during which Executive is obligated to refrain from competing shall be extended for the entire period of such breach. Executive further covenants, agrees and recognizes that, notwithstanding anything to the contrary contained herein, in the event of a material breach of any of the respective covenants and agreements contained in this Section 6, which remains uncured 30 days after written notice from the Company, the Company’s obligations under this Agreement shall cease. The Company’s entitlement to seek injunctive relief or ceasing any further Company obligation under this Agreement shall be the Company’s sole and exclusive remedy in the event that Executive breaches any covenant or agreement contained in this Section 6; provided, however, that in the case of any willful material breach by Executive of the covenants and agreements contained in Section 6 hereof, nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach, including the recovery of damages from Executive.
          7. Gross-Up Payment. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by Executive pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company, or any of its Affiliates, to or for the benefit of Executive (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions actually disallowed under Section 68 of the Code solely as a direct result of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          (ii) Subject to the provisions of Sections 7(i) and 7(iii), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s certified public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
          (iii) Executive shall notify the Company in writing of any claim by the U.S. IRS (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which

Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
          (b) give the Company any information reasonably requested by the Company relating to such claim;
          (c) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and
          (d) cooperate with the Company in good faith in order effectively to contest such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance, to the extent permitted by applicable law, the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue (an “Other Issue”) raised by the IRS or any other taxing authority; provided, however, that if, solely as a result of any contest by the Company pursuant to this Section 7(iii), Executive’s ability to settle or otherwise resolve any such Other Issue is delayed, then the Company will reimburse Executive, on an after-tax basis, for any additional interest incurred by Executive as a result of such delay.
          (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section

7(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          8. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:
          (a) if to the Company:
669 River Road, Center 2 Elmwood Park, NJ 07407 Attention: Executive Vice President — General Counsel
          (b) if to Executive, to the address reflected in the Company’s payroll records.
Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by overnight courier, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address which notices to such person shall thereafter be sent.
          9. Miscellaneous.

          9.1 Entire Agreement. This Agreement, the WebMD Health Stock Option Agreement and the WebMD Health Restricted Stock Agreement (as well as the various option agreements between Executive and the Company entered into prior to the Effective Date and the plans under which such options were granted) contain the entire understanding of the parties in respect of its subject matter and this Agreement supersedes upon its effectiveness all other prior agreements and understandings between the parties with respect to such subject matter (including, without limitation, the Original Employment Agreement). To the extent there are inconsistencies between this Agreement and such stock option and other plans and agreements the provisions of this Agreement shall govern.
          9.2 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.
          9.3 Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the right specified in Section 5.2 shall pass upon Executive’s death to Executive’s executor or administrator.
          9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          9.5 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New Jersey.
          9.6 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          9.7 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

          9.8 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.
          9.9 Legal Fees. In the event that Executive prevails in a legal proceeding (including a mediation, arbitration or other form of dispute resolution) with the Company with respect to the enforcement of the terms of this Agreement, the Company shall pay Executive’s reasonable legal fees and costs.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WEBMD CORPORATION

By:	/s/ Kevin M. Cameron

Name: Kevin M. Cameron
Title: Chief Executive Officer

/s/ Martin J. Wygod

Martin J. Wygod
Accepted and Agreed:
WEBMD HEALTH HOLDINGS, INC

By:	/s/ Douglas W. Wamsley

Name: Douglas W. Wamsley
Title: Executive Vice President

17